UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the  Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AGL RESOURCES INC.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

PAULA G. ROSPUT

Chairman, President and Chief Executive Officer

March 19, 2003

To Our Shareholders:

On behalf of the Board of Directors, I am pleased to invite you to attend AGL Resources’ annual meeting of shareholders to be held on Wednesday, April 16, 2003, at our new corporate headquarters at Ten Peachtree Place, Atlanta, Georgia. The meeting will start at 10:00 a.m., local time. A map with directions is enclosed. If you plan to attend the meeting in person, please bring the attached admission ticket with you.

The following items of business will be considered at the meeting: 1) the election of three directors; and 2) such other business as properly may come before the Annual Meeting of Shareholders. During the meeting, we will discuss the record of our efforts and achievements in fiscal 2002, a year of particular success. We also will update shareholders on more recent events in the energy industry and in our various businesses. Directors, officers and other employees of the Company will be available to answer any questions you may have.

Your vote is very important to us. Regardless of the number of shares you own, please vote. All shareholders can vote by written proxy or vote instruction card. All shareholders of record and many shareholders whose shares are held in “street name” (in the name of a broker or bank) also can vote by proxy via the Internet (http://www.eproxyvote.com/atg) or by telephone (toll-free at 1-877-779-8683). All shareholders of record who do not hold their shares in street name or through a Company stock plan can attend and vote their shares at the meeting. These various options for voting are described on the enclosed proxy card. You may also view a copy of our proxy materials and annual report on our website at www.aglresources.com.

Please note that in 2001, we changed our fiscal year-end from September 30 to December 31. The attached proxy statement, therefore, includes disclosure for both the calendar year ended December 31, 2002 and the three-month transition period ended December 31, 2001.

Again, thank you for your ongoing support as we continue to transform our Company and provide greater shareholder value. We look forward to seeing you at our annual meeting.

Sincerely,

Paula G. Rosput

A copy of our 2002 annual report, which includes financial statements, is being mailed with this proxy statement. You may receive a copy of our annual report on Form 10-K free of charge upon written request directed to:

AGL Resources Inc. Shareholder Relations

P.O. Box 4569, Location 1071

Atlanta, Georgia 30302-4569

Telephone: (404) 584-9470

Financial reports also may be accessed on our web site at www.aglresources.com or through our toll-free interactive shareholder information line at 1-877-ATG-NYSE (1-877-284-6973).

Ten Peachtree Place

Atlanta, Georgia 30309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	10:00 a.m., local time, Wednesday, April 16, 2003

Place:	Ten Peachtree Place, Atlanta, Georgia 30309

Items of Business:	— Elect three directors, each to serve a three-year term. — Transact such other business as may properly come before the annual meeting or any adjournments.

Who May Vote:	You can vote if you owned shares of our common stock at the close of business on February 13, 2003.

Proxy Voting:	Your vote is important. Please vote in one of these ways:

—    use the toll-free telephone number shown on the enclosed proxy or vote instruction card;

—    visit the web site listed on your proxy or vote instruction card;

—    mark, sign, date and promptly return the enclosed proxy or vote instruction card in the postage-paid envelope; or

—    attend the meeting and vote in person if you are a shareholder of record or a street name holder who has obtained a proxy card from your street name nominee.

Annual Report:	A copy of our 2002 annual report, which contains financial and other information about the Company, is enclosed.

Date of Mailing:	This notice and the proxy statement, together with the 2002 annual report, are first being mailed to shareholders on or about March 19, 2003.

By Order of the Board of Directors

Paul R. Shlanta

Corporate Secretary

PROXY STATEMENT

ABOUT THE ANNUAL MEETING

What will I be voting on?

You will be voting on the election of three directors, each to serve a three-year term.

Who is soliciting my vote?

The board of directors of AGL Resources is soliciting your vote for all shares of AGL Resources common stock that you own.

How does the board recommend I vote on the proposal?

The board of directors recommends you vote “FOR” each of the director nominees.

How do I vote?

There are four different ways you may cast your vote. You can vote by:

•	telephone, using the toll-free number listed on each proxy card (if you are a shareholder of record) or vote instruction card (if your shares are held by a broker or a bank);

•	the Internet, at the address provided on your proxy or vote instruction card;

•	marking, signing and dating your proxy card or vote instruction card and mailing it in the enclosed postage-paid envelope; or

•	attending the meeting, if your shares are registered directly on AGL Resources’ books and are not held as Company plan shares or through a broker, bank or other nominee. If you want to vote in person at the annual meeting and your shares are held through a broker, bank or other nominee (that is, in “street name”), you must obtain a proxy from your street name nominee and bring that proxy to the meeting.

For AGL Resources plan participants: If you participate in the AGL Resources Inc. Retirement Savings Plus Plan (“RSP Plan”), your telephone, Internet or proxy vote will serve as voting instructions to the trustee of the RSP Plan. If you have shares credited in the RSP Plan, only the trustee can vote your plan shares even if you attend the annual meeting in person.

Can I change my vote?

Yes. You may change your vote at any time before the annual meeting by voting again by telephone or via the Internet or by signing and returning another proxy or vote instruction card with a later date. Shareholders of record and street name holders who have obtained a proxy card from their street name nominee also may attend the annual meeting and vote in person. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy or vote instruction card not be used.

What if I don’t specify my choices when returning my proxy or vote instruction card?

If you return a signed proxy or vote instruction card without indicating your vote, your shares will be voted “FOR” the director nominees listed on the card.

If you hold AGL Resources shares through the RSP Plan and (1) you do not return the proxy card for those plan shares and do not vote by telephone or via the Internet or (2) you properly sign and return the proxy card but do not specify how you want your plan shares voted, the trustee, upon instruction from the Administrative Committee of the RSP Plan, will vote your plan shares “FOR” the election of the director nominees named.

Can my shares be voted if I don’t submit any voting instructions and don’t attend the annual meeting?

If your AGL Resources shares are held in street name or by a brokerage firm or bank and you do not submit any voting instructions, your brokerage firm or bank, under certain circumstances, may vote your shares. When a brokerage firm or bank votes its customers’ unvoted shares, the shares are counted for purposes of establishing a quorum.

We believe that under applicable stock exchange rules, brokerage firms and banks will be able to vote their customers’ unvoted shares with regard to the proposal to elect directors.

If your shares are registered directly on AGL Resources’ books and you do not return a signed proxy or vote instruction card, your shares will not be voted.

How many shares can vote?

As of February 13, 2003 (the record date), 56,777,909 shares of common stock of AGL Resources were outstanding and entitled to vote at the annual meeting. This total includes shares issued to certain grantor trusts, which are not considered outstanding for financial reporting purposes. You will have one vote for every share of AGL Resources common stock you owned on the record date.

How many votes must be present to hold the annual meeting?

A majority of the 56,777,909 shares of AGL Resources common stock outstanding on the record date must be present, either in person or represented by proxy, to conduct the annual meeting. This total includes shares issued to certain grantor trusts, which are not considered outstanding for financial reporting purposes.

How many votes are needed to elect directors?

Directors are elected by a plurality of the votes, which means the three nominees who receive the largest number of properly executed votes will be elected as directors.

What if I vote “Withhold Authority” to elect directors?

In voting for the election of directors, a vote to “withhold authority” for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons and will not affect the outcome.

Could other matters be decided at the annual meeting?

We do not know of any other matters that will be considered at the annual meeting. If a matter that is not listed on the proxy or voting instruction card is properly brought before the annual meeting in accordance with Section 1.2 of our bylaws, the proxies will vote in accordance with their judgment of what is in the best interest of the Company, based on the discretionary voting authority conferred on them by the proxy and voting instruction cards.

Who will count the vote?

Representatives of EquiServe Trust Company, N.A., our transfer and shareholder services agent, will count the vote and act as inspector of elections.

Where and when will I be able to find the voting results?

AGL Resources will post the voting results on our web site at www.aglresources.com approximately two weeks after the annual meeting. You also can find the results in our Form 10-Q for the second quarter of 2003, which we will file with the Securities and Exchange Commission no later than August 14, 2003.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers, banks and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker, bank and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer and shareholder services agent is EquiServe Trust Company, N.A. All communications concerning accounts for shareholders of record, including address changes, name changes, inquiries to transfer shares and similar issues, can be handled by making a toll-free call to our transfer agent at the AGL Resources Shareholder Services number at 1-800-633-4236.

What do I need to bring with me if I want to attend the annual meeting?

The annual meeting is open to all holders of our common stock. To attend the annual meeting, you will need to bring evidence of your stock ownership. If your shares are registered in your name, your admission ticket is included inside the back of this proxy statement, and you will need to bring it with you to the meeting. If your shares are held in “street name” by your broker or bank, you will need to bring evidence of your stock ownership, such as a proxy obtained from your street name nominee (particularly if you want to vote your shares at the annual meeting) or your most recent brokerage account statement (in which case you will not be able to vote your shares at the meeting), together with valid picture identification. If you do not have either an admission ticket or proof that you own our common stock, you may not be admitted into the meeting.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be good and may be voted at a postponed or adjourned meeting, unless the board of directors fixes a new record date for the postponed or adjourned meeting, which the board is required to do if the postponement or adjournment is for more than 120 days. Otherwise, you will still be able to change or revoke your proxy until it is voted.

When are the shareholder proposals for the 2004 annual meeting due?

All shareholders who wish to present business at the annual meeting in 2004, whether director nominees or otherwise, must provide notice to our Corporate Secretary of their intent to do so on or before November 20, 2003. Such notice must provide the information set forth in Section 1.2 of our bylaws. A copy of these bylaw requirements will be provided upon written request to the Corporate Secretary, AGL Resources Inc., P.O. Box 4569, Location 1465, Atlanta, Georgia 30302-4569.

Under our bylaws, this deadline applies to any shareholder proposal sought to be considered at the 2004 annual meeting, including but not limited to those sought to be included in the proxy statement and form of proxy for the 2004 annual meeting.

This deadline does not apply to questions a shareholder may wish to ask at the annual meeting.

How much will this proxy solicitation cost?

AGL Resources will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers and employees, in person or by telephone, facsimile or electronic transmission. Directors, officers and employees will not be paid for those services. AGL Resources has hired Georgeson Shareholder, Inc., a proxy solicitation firm, to assist in the distribution and solicitation of proxies. We will pay Georgeson Shareholder, Inc. approximately $6,500 plus reasonable out-of-pocket disbursements for those services.

ELECTION OF DIRECTORS

General

The board of directors presently consists of ten members, nine of whom are non-employee directors. The board is divided into three classes of approximately equal size, with the directors in each class serving a three-year term. The terms are staggered so that the term of one class expires at each annual meeting.

The board of directors, based on the recommendation of the Nominations and Corporate Governance Committee, has nominated Charles R. Crisp, Wyck A. Knox, Jr. and Dennis M. Love for election as directors at the annual meeting. If elected, Messrs. Crisp, Knox and Love will hold office for three-year terms ending at the annual meeting of shareholders in 2006. Each of the nominees has agreed to serve as a director if elected by the shareholders.

If any nominee becomes unable to stand for election, the board may:

•	designate a substitute nominee, in which case the proxies or plan trustee, as applicable, will vote all valid proxies for the election of the substitute nominee named by the board;
•	allow the vacancy to remain open until a suitable candidate is located; or
•	reduce the authorized number of directors from ten to nine.

Set forth below is information as of December 31, 2002 about the three director nominees and all other current directors whose terms of office will continue after the annual meeting. Unless otherwise stated, all directors have been engaged in their principal occupations for more than the past five years.

Nominees For Election:

Charles R. Crisp, Member of the Board of Directors of EOG Resources Inc. since May 2002; President, Chief Executive Officer and a director of Coral Energy, LLC, a subsidiary of Shell Oil Company, from 1999 until his retirement in October 2000; President, Chief Operating Officer and a director of Coral Energy, LLC from January 1998 through February 1999; joined Houston Industries in 1996 and served as President of their domestic power generation group from 1997 until January 1998. Mr. Crisp, 55, has not served previously as a director of AGL Resources.

Wyck A. Knox, Jr., Partner in, and former Chairman of the Executive Committee of, the law firm of Kilpatrick Stockton LLP; Chairman and Chief Executive Officer of Knox-Rivers Construction Company from 1976 until 1995; director of AHL Services, Inc. Mr. Knox, 62, has been a director since 1998.

Dennis M. Love, President of Printpack Inc. since 1987; director of Caraustar Inc. Mr. Love, 47, has been a director since 1999.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE NOMINEES.

Directors Whose Terms Continue Until The Annual Meeting In 2004:

Karen R. Osar, Senior Vice President and Chief Financial Officer of MeadWestvaco Corporation, a packaging, paper, consumer and office products and specialty chemical company, since 2002, and Senior Vice President of Westvaco, a packaging, paper and specialty chemicals company from 1999 until 2002; Vice President and Treasurer of Tenneco, Inc. from 1994 until 1999; director of Allergan, Inc. and BNY Hamilton Funds, Bank of New York. Ms. Osar, 53, has been a director since August 2001.

D. Raymond Riddle, former Chairman of the Board of Directors of the Company; Chairman of the Board and Chief Executive Officer of National Service Industries, Inc. from 1994 until 1996; director of Atlantic American Corporation, AMC, Inc. and Equifax Inc. Mr. Riddle, 69, has been a director since 1978.

Felker W. Ward, Jr., Chairman of Pinnacle Investment Advisors, Inc., an investment banking firm, since 1994; director of Abrams Industries, Inc. and Atlanta Life Insurance Company. Mr. Ward, 68, has been a director since 1988.

Directors Whose Terms Continue Until The Annual Meeting In 2005:

Robert S. Jepson, Jr., Chairman and Chief Executive Officer of Jepson Associates, Inc. since 1989; Chairman and Chief Executive Officer of Jepson Vineyards Ltd.; Chairman and Chief Executive Officer of Kuhlman Corporation from 1993 until 1999; director of Circuit City Stores, Inc. Mr. Jepson, 60, has been a director since 1999.

Arthur E. Johnson, Senior Vice President, Corporate Strategic Development, of Lockheed Martin Corporation since December 2001; Vice President, Corporate Strategic Development, of Lockheed Martin Corporation from 1999 until December 2001; President and Chief Operating Officer of Lockheed Martin Corporation Information and Services Sector from 1997 until 1999; President of Lockheed Martin Corporation Systems Integration Group from January 1997 to August 1997; President of Loral Corporation Federal Systems Group from 1994 until 1996; director of IKON Office Solutions Corporation. Mr. Johnson, 56, has been a director since 2002.

Paula G. Rosput, Chairman of the Board of Directors of the Company since February 2002; President and Chief Executive Officer of the Company since August 2000; Chairman of Atlanta Gas Light Company, a wholly-owned subsidiary of the Company, since November 2000; Chairman, President and Chief Executive Officer of Atlanta Gas Light Company from August 2000 until November 2000; President and Chief Operating Officer of Atlanta Gas Light Company from September 1998 until November 2000; President and Chief Executive Officer of Duke Energy Power Services, Inc., a subsidiary of Duke Energy Corporation, from 1997 until September 1998; President of PanEnergy Power Services, Inc. from 1995 until 1997; director of Coca-Cola Enterprises Inc., Circuit City Stores, Inc. and Air Products and Chemicals, Inc. Ms. Rosput, 46, has been a director since 2000.

James A. Rubright, Chairman of the Board and Chief Executive Officer of Rock-Tenn Company, an integrated paperboard and packaging company, since 1999; Executive Vice President of Sonat, Inc., an energy company, from 1996 until 1999; director of Avondale Incorporated. Mr. Rubright, 55, has been a director since August 2001.

SHARE OWNERSHIP

Directors and Executive Officers

The following table presents information as of December 31, 2002 concerning the ownership of AGL Resources common stock by each director and director nominee, by each executive officer named in the summary compensation table below who is not a director, whom we refer to collectively as the “named executive officers,” and by all named executive officers and directors as a group, based on information furnished by them to the Company.

Beneficial ownership as reported in this proxy statement has been determined in accordance with regulations of the Securities and Exchange Commission and includes shares of common stock which may be acquired within 60 days after December 31, 2002 upon the exercise of outstanding stock options and excludes “shares” and “share equivalents” held under deferral plans. See footnote (2) below. Unless otherwise indicated, all directors, director nominees and executive officers have sole voting and investment power with respect to the shares shown and can be reached at our headquarters located at Ten Peachtree Place, Atlanta, Georgia 30309.

Name	Shares of Common Stock Beneficially Owned(1)	“Shares” and “Share Equivalents” Held Under Deferral Plans(2)	Total	Percent
Otis A. Brumby, Jr.(3)	39,663	8,590	48,253	*
Charles R. Crisp	—	—	—	*
Robert S. Jepson, Jr.	25,101	—	25,101	*
Arthur E. Johnson	7,173	2,018	9,191	*
Wyck A. Knox, Jr.	11,910	7,805	19,715	*
Dennis M. Love	10,263	6,817	17,080	*
Karen R. Osar	8,173	1,943	10,116	*
D. Raymond Riddle(4)	18,163	9,845	28,008	*

Paula G. Rosput	320,024	3,002	323,026	*
James A. Rubright	8,673	2,609	11,282	*
Felker W. Ward, Jr.(5)	46,506	5,025	51,531	*
Richard J. Duszynski	165,067	—	165,067	*
Kevin P. Madden	20,083	586	20,669	*
Richard T. O’Brien	23,342	948	24,290	*

Paul R. Shlanta	129,070	—	129,070	*
All executive officers and directors as a group (15 persons)	833,211	49,188	882,399	1.5

* Indicates less than 1%

Notes to Share Ownership Table

(1)	For the non-employee directors, the shares shown include: 12,854 shares which may be acquired by each of Messrs. Brumby, Riddle and Ward; 10,185 shares which may be acquired by Mr. Jepson; 7,173 shares which may be acquired by each of Messrs. Johnson and Rubright and Ms. Osar; 9,625 shares which may be acquired by Mr. Knox; and 9,874 shares which may be acquired by Mr. Love, upon exercise of stock options granted under the Non-Employee Directors Equity Compensation Plan, which we refer to as the “Directors Plan” (a total of 89,765 shares).

For the named executive officers, the shares shown include shares which may be acquired upon exercise of stock options granted under the Long-Term Incentive Plan (1999), which we refer to as the “LTIP,” or the Long-Term Stock Incentive Plan of 1990, which is the predecessor of the LTIP and which we refer to as the “LTSIP,” or under the Officers Incentive Plan, which we refer to as the “OIP,” as follows: Mr. Duszynski – 110,216 shares;

Mr. Madden – 13,334 shares; Mr. O’Brien – 16,667; Ms. Rosput – 293,700; and Mr. Shlanta – 124,471 shares.

For all executive officers and directors as a group, the shares shown include an aggregate of 648,153 shares which may be acquired upon the exercise of stock options granted under the Directors Plan, the LTIP, the LTSIP and the OIP.

(2)	Represents shares of AGL Resources common stock, AGL Resources common stock equivalents and accrued dividends held under deferral plans. The common stock equivalents track the performance of AGL Resources common stock and are payable in cash. The shares and share equivalents may not be voted or transferred by the participants.

(3)	Includes: 2,000 shares held by Brumby Partners, LP; 500 shares held in trust for Mr. Brumby’s children with Mr. Brumby as trustee for his children; and 500 shares held for each of Mr. Brumby’s five children with Mr. Brumby as custodian.

(4)	Includes 1,600 shares held by Mr. Riddle in trust.

(5)	Includes 10,000 shares held by Ward Sibling Trust.

Owners of More Than 5% of AGL Resources Common Stock

We are aware of the following shareholders who beneficially own more than 5% of AGL Resources common stock.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class

AGL Resources Inc. Retirement Savings Plus Plan P.O. Box 4569 Atlanta, Georgia 30302	3,767,987	(1)	6.6%

American Century Investment Management, Inc. 4500 Main Street P.O. Box 418210 Kansas City, Missouri 64141-9210	4,243,688	(2)	7.5%

(1)	As of December 31, 2002
(2)	Based on a Schedule 13G/A dated February 10, 2003, in which American Century Investment Management, Inc. reported that it had sole voting and dispositive power over all of such shares.

GOVERNANCE OF THE COMPANY

Board of Directors

The business affairs of AGL Resources are managed under the direction of the board of directors in accordance with the Georgia Business Corporation Code, AGL Resources’ articles of incorporation and its bylaws. The role of the board of directors is to effectively govern the affairs of the Company for the benefit of its shareholders and other constituencies, which include the Company’s employees, customers, suppliers and creditors and the communities in which it does business. The board strives to ensure the success and continuity of the Company’s business through the appointment of qualified management overseen by the board.

Director Independence

All of the Company’s directors are independent, non-employee directors except Ms. Rosput, the Chairman, President and Chief Executive Officer of AGL Resources. Ms. Rosput does not participate in any action of the board relating to her compensation. The board of directors has determined that each of the independent directors meets the standards adopted by the board of directors to determine director independence. These standards for determining director independence are attached as Annex A to this proxy statement.

Mr. Wyck A. Knox, Jr. is a partner in the law firm of Kilpatrick Stockton LLP. During the 15-month period ended December 31, 2002, the Company retained Kilpatrick Stockton LLP with regard to a variety of legal matters. The amount of fees paid to Kilpatrick Stockton LLP for such services during the 15-month period was less than 5% of that firm’s gross revenue for the 15-month period ended December 31, 2002.

Board and Committee Meetings

Members of the board are kept informed through reports routinely presented at board and committee meetings by the Chief Executive Officer and other officers, and through other means. During the 15-month period ended December 31, 2002, the board of directors held eight meetings. With the exception of Ms. Osar, each director attended 75% or more of the aggregate of all meetings of the board and each committee on which he or she served.

Executive Sessions Without Management

To promote open discussion among the non-employee directors, the board of directors schedules regular executive sessions in which the non-employee directors meet without management’s participation. Such sessions typically occur after every regularly scheduled board meeting.

Committees of the Board

The board of directors has established six committees to assist it in discharging its duties. Actions taken by any committee of the board are reported to the board, usually at the board meeting next following a committee meeting. The committees of the board and their current members are as shown below. Biographical information about each of the directors, whose term will commence or continue after the annual meeting, is described above under the heading “Election of Directors.”

Members of the Board’s Committees

Audit	Compensation	Corporate Responsibility	Executive	Finance and Risk Management	Nominations and Corporate Governance
D.R. Riddle, Chair	F.W. Ward, Jr., Chair	W.A. Knox, Jr., Chair	D.R. Riddle, Chair	R.S. Jepson, Jr., Chair	O.A. Brumby, Jr., Chair
R.S. Jepson, Jr.	A.E. Johnson	O.A. Brumby, Jr.	R.S. Jepson, Jr.	D.R. Riddle	W.A. Knox, Jr.
D.M. Love	D.M. Love	A.E. Johnson	P.G. Rosput	P.G. Rosput	D.M. Love
K.R.Osar	K.R.Osar	D.M. Love	J.A. Rubright	J.A. Rubright	D.R. Riddle
J.A. Rubright			F.W. Ward, Jr.		P.G. Rosput

Audit Committee

The Audit Committee met eight times during the 15-month period ended December 31, 2002. All members of the Audit Committee are independent directors as defined under the rules of the New York Stock Exchange. The Audit Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities. Among other things, the Audit Committee monitors (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and the performance of the independent auditor.

Additional information regarding the Audit Committee and its functions and responsibilities is included in this proxy statement under the caption “Audit Committee Report.” A copy of the Audit Committee Charter is attached as Annex B to this proxy statement.

Compensation Committee

The Compensation Committee met three times during the 15-month period ended December 31, 2002. All members of the Compensation Committee are independent, non-employee directors as defined under applicable rules and regulations. Among other things, the Compensation Committee assists the board of directors in fulfilling its responsibility to achieve the Company’s purpose of maximizing long-term total return to shareholders by ensuring that officers, directors and employees are compensated in accordance with the Company’s compensation philosophy, objectives and compensation policies.

Corporate Responsibility Committee

The Corporate Responsibility Committee met two times during the 15-month period ended December 31, 2002. Among other things, the Corporate Responsibility Committee (i) reviews the Company’s employee benefit plan investment policies, funding requirements, investment objectives, and investment policies, (ii) reviews and monitors corporate policy with respect to the Company’s relationships with employees, shareholders, customers, competitors, suppliers and its communities, (iii) identifies and monitors emerging political, social and environmental trends and public policy issues that may affect the Company’s business operations, performance or public image, and (iv) reviews and monitors matters relating to employee and community health and safety.

Executive Committee

The Executive Committee met eight times during the 15-month period ended December 31, 2002. The Executive Committee may meet during intervals between board meetings and has all the authority of the board, subject to limitations imposed by law or the Company’s bylaws.

Finance and Risk Management Committee

The Finance and Risk Management Committee met ten times during the 15-month period ended December 31, 2002. Among other things, the Finance and Risk Management Committee considers and makes recommendations about (i) short and long-term business goals and strategies, (ii) the Company’s operating plans and budgets, (iii) the Company’s strategic business combinations and proposed new business ventures, and (iv) the Company’s capitalization, financing plans, dividend policy and risk management programs.

Nominations and Corporate Governance Committee

The Nominations and Corporate Governance Committee met five times during the 15-month period ended December 31, 2002. Following the annual board meeting, all members of the Nominations and Corporate Governance Committee will be independent, non-employee directors as defined under applicable rules and regulations. The Nominations and Corporate Governance Committee’s primary responsibilities include (i) identifying individuals qualified to serve on the board of directors and recommending director nominees for selection by the full board of directors or shareholders, and (ii) evaluating, formulating and recommending to the board of directors corporate governance policies.

In 2002, the Nominations and Corporate Governance Committee recommended and the board of directors adopted standards for determining director independence, which are attached as Annex A to this proxy statement

Although the Nominations and Corporate Governance Committee has not established any formal procedures for considering director nominees recommended by shareholders, it will consider any such nominees.

DIRECTOR COMPENSATION

General

A director who is an officer or employee of the Company receives no compensation for his or her services as a director or as a member of a committee of the board. A director who is not an officer or employee receives compensation for his or her services as described in the following paragraphs. All directors are reimbursed for reasonable expenses incurred in connection with attendance at board and committee meetings.

Initial Stock Award

Upon initial election to the board, each non-employee director receives 1,000 shares of common stock on the first day of board service.

Annual Retainer

Prior to April 17, 2002, each non-employee director received an annual retainer of $30,000 payable in cash, shares of AGL Resources common stock or deferrable under the 1998 Common Stock Equivalent Plan for Non-Employee Directors, which we refer to as the “CSE Plan.” Effective April 17, 2002, the annual retainer was changed so that each non-employee director would receive on the first day of each annual service term (i) $30,000 payable, at the election of each director, in cash, shares of AGL Resources common stock or deferred under the CSE Plan and (ii) $30,000 payable in the form of options to acquire shares of AGL Resources common stock, which options would have an aggregate Black-Scholes value equal to $30,000. On December 12, 2002, the granting of stock options to non-employee directors was eliminated. As a result, the portion of the annual retainer described in clause (ii) above is now paid, at the election of each director, in shares of AGL Resources common stock or deferred under the CSE Plan.

Amounts deferred under the CSE Plan are invested in common stock equivalents that track the performance of AGL Resources common stock and are credited with dividend payments that are made on AGL Resources common stock. At the end of their board service, participating directors receive a cash distribution based on the market value of their common stock equivalents and dividends. Stock options previously granted to non-employee directors have a per share exercise price that is equal to the fair market value of the Company’s common stock on the date of grant of the option. Directors realize value from these stock options only to the extent that the fair market value of the common stock of the Company on the date of exercise of the stock option exceeds the fair market value of the common stock on the date of grant.

Meeting Fees

Each non-employee director receives $1,000 for attendance at each meeting of the board and any committee of the board of which he or she is a member.

Meeting fees may be paid in cash or, at the election of a director, may be deferred under the CSE Plan. As noted above, under the CSE Plan, deferred meeting fees are invested in common stock equivalents that track the performance of AGL Resources common stock and are credited with dividend payments. At the end of their board service, participating directors receive a cash distribution based on the market value of their common stock equivalents and dividends.

Director Compensation Paid

In 2002, for the 2002 term of service that expires at the 2003 annual meeting, Mr. Jepson was granted 1,410 shares of AGL Resources common stock, while Ms. Osar and Messrs. Brumby, Johnson, Knox, Love, Riddle, Rubright and Ward were each credited with 1,410 common stock equivalents under the CSE Plan. The share amount and common stock equivalent amount were calculated by dividing $30,000 by $21.28, the per share fair market value of AGL Resources common stock as of February 1, 2002. Prior to April 17, 2002, in connection with the payment of the annual retainer, each non-employee director also was entitled to receive a non-qualified stock option to purchase the same number of shares as were awarded in payment of the annual retainer. As a result, each of these directors was granted an option to purchase 1,410 shares of AGL Resources common stock at a price of $21.28 per share, which reflects the fair market value of the common stock on the date of grant, February 1, 2002.

Additionally, on August 1, 2002, as a result of the mid-year change in the annual retainer payable to non-employee directors, each of the non-employee directors was granted a “catch-up” option to purchase 5,763 shares of AGL Resources common stock at a price of $22.10 per share, which reflects the fair market value of the common stock on the date of grant. The number of shares subject to this catch-up option was calculated by dividing $30,000 by $4.23, the then applicable Black-Scholes value.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors is composed of five directors who are independent directors as defined under the rules of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the board of directors.

The Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2002 with the Company’s management and the independent auditors. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, regarding the independent auditor’s judgments about the quality of the Company’s accounting principles as applied in its financial reporting. In addition, the Audit Committee has discussed with the independent auditors the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter provided to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

Based on the reviews and discussions referred to above, the Audit Committee concurs with the board of directors’ decision to approve the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for fiscal 2002 for filing with the Securities and Exchange Commission.

D. Raymond Riddle (Chair)

Robert S. Jepson, Jr.

Dennis M. Love

Karen R. Osar

James A. Rubright

The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors of AGL Resources has prepared the following report regarding 2002 executive compensation. The Compensation Committee, which is composed entirely of non-employee directors, is responsible for all components of the Company’s executive compensation programs and the aggregate cost-related aspects of non-officer compensation. The Compensation Committee works closely with the entire board of directors in the execution of its duties. This report is required by rules established by the Securities and Exchange Commission and provides specific information regarding compensation for the Company’s Chairman, President and Chief Executive Officer, the other named executive officers and all other executives of the Company.

Compensation Philosophy and Objectives of Executive Compensation Programs

It is the philosophy of the Company and the Compensation Committee that all executive compensation programs should: (i) link pay and performance and (ii) attract, motivate, reward and retain the executive talent required to achieve corporate objectives. AGL Resources also focuses strongly on compensation tied to stock price performance and the attainment of earnings per share targets, since this type of compensation provides a clear link to enhanced shareholder value. From time to time, the Compensation Committee works with independent compensation consultants to assist with the design, implementation, and communication of various compensation plans.

The Company believes that its executive officers should have an ongoing stake in the success of the Company. The Company also believes these key employees should have a considerable portion of their total compensation tied to the Company’s stock price performance, since stock-related compensation is directly tied to shareholder value.

The Company determines competitive levels of compensation using published compensation surveys (for energy and general industry companies of comparable size to the Company as measured by revenues), information obtained from compensation consultants, and an analysis of compensation data contained in the proxy statements for energy industry peer companies of comparable size in similar core businesses. The companies against which the Company compares its compensation are not necessarily identical to those included in the S&P Utilities Index referred to in the Stock Performance Graph below.

The Company’s compensation programs for executives include base salaries, annual performance-based incentives, certain executive benefits and long-term incentives. Each of these pay delivery programs is further detailed below.

Base Salaries

Base salaries in 2002 for the named executive officers, among others, were reviewed through comparisons with the market survey data described above. The Compensation Committee does not consider any financial performance criteria on a formulaic basis in determining salary increases. Rather, the Compensation Committee, using its discretion, considers market base salary rates at the 50th percentile, average annual salary increases for executives in energy industry peer companies, and overall corporate financial performance. The Compensation Committee also makes a subjective review of individual performance in making base salary increase decisions for executives. These criteria are assessed in a non-formulaic fashion and are not weighted. Base salary adjustments were made in 2002 for Messrs. O’Brien and Shlanta in conjunction with increased job responsibilities associated with an internal reorganization.

Annual Incentive Compensation

The Compensation Committee has established the Annual Team Performance Incentive Plan, which is referred to as the “ATPI Plan,” as the program under which annual cash incentives, tied to the achievement of Company earnings per share targets and individual performance goals, may be earned by all employees, including executives. The ATPI Plan seeks to offer rewards that motivate executives and other employees to devote their maximum efforts toward the realization by the Company of aggressive and significant, yet achievable, improvements in financial performance.

The program provides that each participant will have an annual incentive compensation opportunity, expressed as a percentage of base annual salary. For the 15-month measurement period ended December 31, 2002, the Compensation Committee approved target percentages at levels slightly above the market median. Annual incentives may be earned to the extent that Company performance exceeds a threshold level. No incentive payments are made under the ATPI Plan unless the threshold is met.

For the 2002 period, the ATPI Plan approved by the Compensation Committee provided that 50% of the target annual incentive compensation of the named executive officers (other than the Chief Executive Officer) was determined by improvement in the Company’s financial performance as measured by earnings per share, 25% was determined by business unit, and 25% was determined by individual performance. Maximum awards for the named executive officers may be up to 200% of target awards.

For purposes of the ATPI Plan, business units include AGL Services Company, AGL Networks, and Distribution Operations. Business unit performance for AGL Services Company was measured by a combination of the business unit’s operating margin less direct operation and maintenance expenses and capital expenditures. Performance for AGL Networks and Distribution Operations was measured by a combination of Earnings Before Interest and Taxes and capital expenditures.

Calculation and Payment of 2002 Annual Incentive Awards

For the 15-month measurement period ended December 31, 2002, the Company’s threshold level of performance was exceeded. Individual performance objectives were achieved in varying degrees by each executive officer, and all of the named executive officers (other than Mr. Duszynski) received an annual cash incentive payment under the ATPI Plan, as reflected in the Summary Compensation Table below.

Concurrent with the Company’s formation of its Sequent Energy Management, LP subsidiary, the Committee approved an incentive compensation program for certain employees of that subsidiary, including Mr. Duszynski. The

Sequent compensation program offers incentive

compensation opportunities that are generally consistent with compensation practices in the energy marketing industry.

Long-Term Incentive Compensation

In February 2002, the Company implemented a performance unit plan designed to create a long-term incentive for key executives (including the Chief Executive Officer) to increase shareholder value over a three-year period. The plan provides awards in the form of performance units that are payable in shares of AGL common stock at the end of the three-year performance period. A predetermined percentage of units will vest based on the highest average closing price of Company common stock over any ten (10) consecutive trading days during the performance period. Specifically, if AGL Resources’ average closing stock price reaches $43 for 10 consecutive trading days during the performance period, 100% of the units will vest and each unit will be valued at the highest average closing stock price during the performance period. 40% of the units will vest if the average closing price reaches a $38 hurdle. 20% of the units will vest if the average closing price reaches $35. Finally, 10% of the units vest at the end of the performance period if the highest average price is $25 or less. The Compensation Committee utilizes a straight-line interpolation method for calculating results between points. If the highest average price is $25 or less and only 10% of the units vest, the award will not be eligible for exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

For the 2002 to 2004 measurement cycle, Ms. Rosput was awarded 350,000 units. Other named executive officers, among others, were awarded between 125,000 and 175,000 units.

Share Ownership Guidelines

Consistent with the Compensation Committee’s belief that management’s interests should be aligned with those of the shareholders, AGL Resources has adopted share ownership guidelines for every Company executive. The ownership guideline is based on the executive’s position. The guideline for the Chairman of the Board, President and Chief Executive Officer is five times base salary. The guideline for other named executive officers ranges from two to three times base salary, and for the other officers of the Company, the guideline is one to two times base salary. Each current officer is expected to make progress each year toward achieving compliance with the applicable ownership guidelines, and any officer who is hired in the future is generally expected to achieve the applicable ownership guidelines over a three-year period.

Chief Executive Officer Performance and Compensation

The Compensation Committee reviews the performance and compensation of the Company’s Chief Executive Officer, Paula G. Rosput, on an annual basis. The Company’s compensation consultants provided the Compensation Committee with data on the Chief Executive Officer’s compensation, considering AGL Resources’ size and complexity and the markets in which it competes for personnel. In determining Ms. Rosput’s total compensation, the Compensation Committee also considered: (i) her performance in prior positions with the Company and its subsidiaries; (ii) her tenure in her current position; (iii) her demonstrated leadership abilities and potential; (iv) retention; and (v) the demands that will be placed on her if the Company’s long-term growth strategies are to be achieved.

Based on market data available to the Compensation Committee, the Compensation Committee structured Ms. Rosput’s fiscal 2002 compensation package to produce total compensation that would be competitive with the market median if performance was delivered at target. However, the total compensation structure was sufficiently leveraged through annual and long-term incentives to deliver above market compensation if performance exceeded expectations.

Since November 2000, Ms. Rosput’s annual base salary has been set at $600,000. Ms. Rosput also received annual incentives and long-term incentives as set forth in the Summary Compensation Table below.

Specifically, for the 15-month period ended December 31, 2002, Ms. Rosput’s total target incentive opportunity was 67% of her base salary. Of this total target incentive, three-fourths was determined by the Company’s financial performance, and one-fourth was determined by achievement of individual performance objectives established by the Compensation Committee. As is the case with the other executive officers, no incentive payments are made under the ATPI Plan unless the threshold levels of Company performance are met.

For the 15-month period ended December 31, 2002, the amount awarded to Ms. Rosput as an annual incentive under the ATPI plan was based (i) on the Company’s achievement of specific performance measures as established by the Compensation Committee, and (ii) Ms. Rosput’s achievement of individual performance objectives including (1) the articulation of a viable growth strategy for the business, (2) the achievement of improvements in the performance of the Company’s operating units, and (3) the building of a high-performance culture that is focused on maintaining positive relationships with the public, regulators and investors.

The performance units granted to Ms. Rosput in February 2002 were intended to increase Ms. Rosput’s stake in the Company and to provide rewards consistent with Company performance over the long term. The performance units will fully vest only when very aggressive share price levels are achieved, as set forth above in this report under “Long-Term Incentive Compensation.”

Code Section 162(m) Implications for Executive Compensation

It is the responsibility of the Compensation Committee to address the issues raised by Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” Code Section 162(m) limits the Company’s annual deduction to $1,000,000 for compensation paid to its chief executive officer and to each of the next four most highly compensated executives of the Company. Certain compensation which qualifies as “performance-based” or which meets other requirements under the Code may be exempt from the Code Section 162(m) limit. The Company intends to qualify certain compensation paid to executive officers for deductibility under the Code, including Code Section 162(m).

Felker W. Ward, Jr. (Chair)

Arthur E. Johnson

Dennis M. Love

Karen R. Osar

The information contained in the Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

EXECUTIVE COMPENSATION

In 2001, the Company changed its fiscal year-end from September 30 to December 31. The Summary Compensation Table therefore includes compensation information for the calendar year ended December 31, 2002, the three month transition period ended December 31, 2001 and the fiscal years ended September 30, 2001 and 2000. The table reflects total compensation paid to, or accrued by the Company for, our Chief Executive Officer, each of our other most highly compensated executive officers who served as an executive officer as of December 31, 2002, and one former executive officer who would have been among our most highly compensated executive officers but for the fact that this individual was not serving as an executive officer as of December 31, 2002.

Summary Compensation Table

Name and Principal Position	Year/Period	Annual Compensation			Long-Term Compensation		LTIP Payouts ($)(6)	All Other Compen- sation ($)(7)

		Salary ($)(1)	Bonus ($)(1)(2)	Other Annual Compensation ($)(3)	Restricted Stock Awards ($)(4)	Securities Underlying Options/ SARs (#)(5)

Paula G. Rosput	Calendar 2002	$600,000	$768,951	—	—	11,523	$73,781	$30,550
Chairman, President and	Transition Period	138,462	192,237	—	—	—	—	6,080
Chief Executive Officer	FYE 2001	562,499	700,000	—	—	75,000	31,278	24,145
	FYE 2000	359,731	230,666	—	—	165,000	—	14,128

Kevin P. Madden	Calendar 2002	275,000	268,000	204,826	—	—	—	14,300
Executive Vice President of	Transition Period	63,461	67,000	—	—	—	—	6,725
Distribution and Pipeline	FYE 2001	15,865	50,000	16,657	127,800	40,000	—	—
Operations	FYE 2000	—	—	—	—	—	—	—

Richard T. O’Brien	Calendar 2002	331,343	348,000	34,863	—	—	—	15,765
Executive Vice President	Transition Period	69,231	87,000	—	—	—	—	12,488
and Chief Financial Officer	FYE 2001	123,462	225,000	—	110,800	50,000	—	4,200
	FYE 2000	—	—	—	—	—	—	—

Paul R. Shlanta	Calendar 2002	258,704	268,000	—	—	—	47,140	13,458
Senior Vice President,	Transition Period	53,018	67,000	—	—	—	—	14,904
General Counsel, Corporate	FYE 2001	235,846	162,000	—	—	20,000	19,543	11,990
Secretary and Chief	FYE 2000	220,077	115,560	—	—	58,000	—	8,230
Compliance Officer

Richard J. Duszynski (8)	Calendar 2002	290,769	160,327	338	—	42,105	—	17,693
Former President Sequent	Transition Period	64,615	—	461	—	—	—	850
Diversified Business Group	FYE 2001	283,538	222,871	—	—	80,000	—	5,004
	FYE 2000	—	—	—	—	—	—	—

Notes to Summary Compensation Table

(1)	Includes any before-tax contributions for the indicated fiscal years made by the named executive officers to the RSP Plan and the AGL Resources Inc. Nonqualified Savings Plan, which we refer to as the “NSP.”

(2)	For calendar year 2002 and the transition period: For Ms. Rosput and Messrs. Madden, O’Brien and Shlanta, reflects annual incentive compensation earned under the ATPI Plan during the 15-month period ended December 31, 2002 and paid in calendar 2003. For Mr. Duszynski, reflects incentive compensation earned under the Sequent Incentive Compensation Plan during the 6-month period ended March 31, 2002. At Mr. Duszynski’s advance election, he received his incentive compensation in the form of a stock appreciation right for 45,137 shares.

For fiscal 2001: For Ms. Rosput and Mr. Shlanta, reflects annual incentive compensation earned under the ATPI Plan in fiscal 2001 and paid in the transition period ended December 31, 2001. For Mr. Madden, reflects guaranteed first year incentive compensation earned under the ATPI Plan in fiscal 2001 and paid in the transition period ended December 31, 2001. For Mr. O’Brien, reflects guaranteed first-year incentive payments and annual incentive compensation earned under the ATPI Plan in fiscal 2001 and paid in the transition period ended December 31, 2001. For Mr. Duszynski, includes (a) incentive payment earned and paid in fiscal 2001 as interim President of Atlanta Gas Light Company, and (b) annual incentive compensation earned under the Sequent Incentive Compensation Plan in fiscal 2001 and paid in the transition period ended December 31, 2001 and a one-time signing incentive payment from Sequent in fiscal 2001. At Mr. Duszynski’s advance election, he received his Sequent annual incentive compensation and one-time signing incentive in fiscal 2001 in the form of a nonqualified stock option for 70,216 shares.

For fiscal 2000: For Ms. Rosput and Mr. Shlanta, reflects annual incentive compensation earned under the ATPI Plan in fiscal 2000 and paid in fiscal 2001.

(3)	For calendar year 2002: For Mr. Madden, includes the reimbursement of taxes related to the vesting of shares of restricted stock that were issued on a one-time basis on his date of employment, the reimbursement of taxes related to the Company’s payment of relocation expenses, and a one-time payment toward the purchase of a home. For Mr. O’Brien, reflects the reimbursement of taxes related to the vesting of shares of restricted stock that were issued on a one-time basis on his date of employment. For Mr. Duszynski, reflects the reimbursement of taxes related to the premium paid by the Company for a life insurance policy, the proceeds of which are payable to Mr. Duszynski.

For the transition period ended December 31, 2001: For Mr. Duszynski, reflects the reimbursement of taxes related to the premium paid by the Company for a life insurance policy, the proceeds of which are payable to Mr. Duszynski.

For fiscal 2001: For Mr. Madden, reflects the reimbursement of taxes related to the Company’s payment of relocation expenses.

(4)	For fiscal 2001: For Messrs. Madden and O’Brien, reflects a one-time issuance of restricted stock on each of their respective dates of employment, which vests in equal installments over a three-year period.

The number and value of aggregate stock holdings that were subject to restriction on

December 31, 2001, based on the fair market value of the Company’s common stock at December 31, 2001 of $23.02 per share, were as follows: for Mr. Madden – 6,000 shares ($138,120) and Mr. O’Brien – 5,000 shares ($115,100).

The number and value of aggregate stock holdings that were subject to restriction on December 31, 2002, based on the fair market value of the Company’s common stock at December 31, 2002 of $24.30 per share, were as follows: for Mr. Madden – 4,000 shares ($97,200) and Mr. O’Brien – 3,334 shares ($81,016). Dividends are paid on all shares of restricted stock at the same rate as on unrestricted shares.

(5)	Reflects shares of common stock subject to options, including reload options.

For fiscal 2001: For Messrs. Madden, O’Brien and Duszynski, reflects one-time stock options granted on their respective dates of employment.

(6)	For calendar year 2002, reflects vesting of performance units awarded in November 1999.

For fiscal 2001, reflects vesting of performance units awarded in November 1998.

(7)	For calendar year 2002, reflects the following: (a) Company contributions to the RSP Plan: for Ms. Rosput and Messrs. Madden, O’Brien and Shlanta – $7,150; and for Mr. Duszynski – $3,920; (b) Company contributions to the NSP: Ms. Rosput – $23,400; Mr. Madden –$7,150; Mr. O’Brien – $8,615; and Mr. Shlanta – $6,308; and (c) for Mr. Duszynsk – in addition to Company contributions to the RSP, includes vacation pay paid upon the termination of Mr. Duszynski’s employment – $12,923 and premium paid by the Company for a term life insurance policy for the benefit of Mr. Duszynski – $850.

For the transition period ended December 31, 2001, reflects the following: (a) Company contributions to the RSP Plan: Mr. Madden – $344; Mr. O’Brien – $4,425; and Mr. Shlanta – $825; (b) Company contributions to the NSP: Ms. Rosput – $6,080; Mr. Madden – $6,381; Mr. O’Brien – $8,063; and Mr. Shlanta – $14,079 and (c) premium paid by the Company for a term life insurance policy for the benefit of Mr. Duszynski – $850.

For fiscal 2001, reflects the following: (a) Company contributions to the RSP Plan: Ms. Rosput – $6,825; Mr. Duszynski – $5,004; Mr. O’Brien – $2,400; and Mr. Shlanta – $7,475; and (b) Company contributions to the NSP: Ms. Rosput – $17,320; Mr. O’Brien – $1,800; and Mr. Shlanta – $4,515.

(8)	Mr. Duszynski’s employment with the Company terminated in November 2002. See “Other Matters Involving Directors and Executive Officers – Other Agreements” below.

Option/SAR Grants

The following table presents information concerning stock options and stock appreciation rights, which we refer to as SARs, granted to the named executive officers during the calendar year ended 2002 and the transition period ended December 31, 2001.

Option/SAR Grants in Last Calendar Year and the Transition Period

Name	Number of Securities Underlying Options/SARs Granted (#)(1)	% of Total Options/SARs Granted to Employees in Calendar Year	Exercise or Base Price ($/Sh)(2)	Expiration date	Grant Date Present Value ($)(3)

Paula G. Rosput Calendar year ended 12/31/02	11,523	1%	$23.43	11/09/09	$54,965
Transition Period	—	—	—	—	—

Kevin P. Madden Calendar year ended 12/31/02
Transition Period	—	—	—	—	—

Richard T. O’Brien Calendar year ended 12/31/02
Transition Period	—	—	—	—	—

Paul R. Shlanta Calendar year ended 12/31/02
Transition Period	—	—	—	—	—

Richard J. Duszynski Calendar year ended 12/31/02	42,105 45,137	3.9 4.2	21.28 23.50	02/01/12 04/01/08	167,999 200,408
Transition Period	70,216	16.8	19.97	10/01/07	246,458

Notes to Option/SAR Grant Table

(1)	Options and SARs were granted at prices equal to the fair market value of the Company’s common stock on the date of grant. In general, nonqualified stock options and SARs first become exercisable 12 months after the date of grant. Options and SARs are subject to early termination upon the occurrence of certain events related to termination of employment. All options and SARs immediately become exercisable in the event of a change in control.

(2)	The exercise price of options may be paid in cash, by delivery of already-owned shares of common stock of the Company or by any other approved method. To the extent that the exercise price of an option is paid with shares of common stock of the Company, a “reload option” will be granted to the employee. A reload option is an option granted to an employee for the same number of shares as is exchanged in payment of the exercise price and is subject to all of the same terms and conditions as the original option except for the exercise price, which is determined on the basis of the fair market value of the Company’s common stock on the date the reload option is granted. One or more successive reload options may be granted to an employee who pays for the exercise of a reload option with shares of common stock of the Company.

Upon exercise, the holder of a SAR receives an amount, payable in cash, equal to the excess of the fair market value of one share of common stock of the Company over the base value of the SAR.

(3)	“Grant date present value” represents the estimated present value of stock options or SARs, measured at the date of grant using the standard Black-Scholes Warrant Valuation Call Option Model. An option or SAR holder realizes value from a stock option or SAR only to the extent that the price of AGL Resources common stock on the exercise date exceeds the price of the option or SAR on the grant date. Consequently, there is no assurance that the value realized by an option or SAR holder will be at or near the estimated grant date present value. Those amounts should not be used to predict stock performance.

Option/SAR Exercises

The following table presents information concerning options exercised by the named executive officers during the calendar year ended December 31, 2002 and the transition period ended December 31, 2001 and the options and/or SARs held as of the end of the calendar year ended December 31, 2002 and the transition period ended December 31, 2001.

Aggregated Option/SAR Exercises in Last Calendar Year and the Transition Period and

Calendar Year-End and the Transition Period Option/SAR Values

	Exercises During Year		Fiscal Year-End

			Number of Securities Underlying Unexercised Options/SARs at Period End (#)		Value of Unexercised In-the-Money Options/SARs at Period End ($)(1)

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Paula G. Rosput Calendar year ended 12/31/02	15,000	$81,450	293,700	—	$1,266,040	—
Transition Period	—	—	259,675	49,025	882,750	$87,379

Kevin P. Madden Calendar year ended 12/31/02	—	—	13,334	26,666	40,002	79,998
Transition Period	—	—	—	40,000	—	68,800

Richard T. O’Brien Calendar year ended 12/31/02	—	—	16,667	33,333	35,667	71,333
Transition Period	—	—	—	50,000	—	43,000

Paul R. Shlanta Calendar year ended 12/31/02	—	—	124,471	—	643,087	—
Transition Period	—	—	114,471	13,000	460,464	23,300

Richard J. Duszynski Calendar year ended 12/31/02	—	—	110,216	127,242	399,635	258,867
Transition Period	—	—	—	237,458	—	376,222

Note to Option Exercises Table

(1)	The respective values for “in-the-money” options and SARs represent the positive spread between the exercise price of options or base value of SARs outstanding at December 31, 2002 and December 31, 2001 and the fair market value of the Company’s common stock at December 31, 2002 and December 31, 2001, respectively.

Long-Term Incentive Plan (“LTIP”) Awards

The following table presents information concerning long-term incentive awards granted to the named executive officers during the calendar year ended December 31, 2002. There were no long-term incentive awards granted to the named executive officers during the transition period ended December 31, 2001. Payments of long-term incentive awards are made in shares of the Company’s common stock. The amount of payment is based on the highest average closing price of Company common stock over any ten (10) consecutive trading days during the measurement period of February 1, 2002 through December 31, 2004 (the “Highest Average Price”), in accordance with the following matrix:

Highest Average Price	Percentage of Units Vested

$43	100%

$38	40%

$35	20%

$25 or less	10%

In determining the Highest Average Price, the closing price per share of the common stock on any day shall be the closing price for such day as published in the Eastern Edition of The Wall Street Journal report on the New York Stock Exchange Composite Transactions.

Long-Term Incentive Plan – Awards in Last Calendar Year

Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout

Paula G. Rosput	350,000	35 months

Kevin P. Madden	175,000	35 months

Richard T. O’Brien	175,000	35 months

Paul R. Shlanta	125,000	35 months

Richard J. Duszynski	—	—

Note to Long-Term Incentive Awards Table

(1)	Performance units were granted under the LTIP. The amount of payment at the end of a thirty-five month measurement period ranges from 10% to 100% of the award indicated in this column.

A participant is eligible for dividends credit on vested performance units only if the common stock price closes at or above $25 over any ten consecutive trading days during the measurement period. Dividends will be credited on vested performance units from the vesting date forward.

Performance units are subject to transfer restrictions and are subject to early termination upon the occurrence of certain events related to termination of employment. Upon a change in control of the Company, the performance units may become fully vested.

Retirement Plan

The Retirement Plan is a qualified defined benefit pension plan which covers employees of the Company and its participating affiliate companies (except leased employees) who have attained age 21 and who have been employed for at least one year. Benefits under the Retirement Plan are based upon age, compensation and length of service, with varying provisions for employees who are terminated or take early, normal or deferred retirement. The Retirement Plan also provides, subject to certain conditions, for the payment of vested benefits of a deceased employee to his or her surviving spouse during such spouse’s lifetime.

The Company makes contributions to the Retirement Plan to fund the benefits accrued thereunder. Annual contribution amounts are determined actuarially. Participant contributions are not permitted.

The Retirement Plan benefit formula has historically been based on a “final average earnings” computation, based on a participant’s earnings for the highest compensation during 78 consecutive payroll periods out of his or her last 130 consecutive payroll periods of employment with the Company. Effective July 1, 2000, the Retirement Plan was amended to change the benefit formula for future benefit accrual from a “final average earnings” formula to a “career average earnings” formula. Participants who were age 50 or more on June 30, 2000 will continue to be covered under the final average earnings formula until July 1, 2010.

For individuals who are subject to the final average earnings formula, the compensation covered by the Retirement Plan includes the base rate of earnings actually paid to a participant by the Company (up to dollar limits imposed by the Internal Revenue Service). That amount of compensation does not include overtime or annual incentive compensation.

For participants who are subject to the career average earnings formula, a participant’s annual benefit accrual will be equal to 1% of compensation plus  1/2% of compensation in excess of  1/2% of the Social Security wage base for the year. For persons subject to the career average earnings formula, the compensation counted for purposes of the Retirement Plan will include overtime and incentive compensation for the applicable year.

In addition, the Company maintains an Excess Benefit Plan for its employees. The purpose of the Excess Benefit Plan is to restore pension benefits to employees who are prevented from receiving their total accrued benefits under the Retirement Plan because of the maximum benefit limitations imposed on qualified retirement plans by Code Sections 415 and 401(a)(17). The Excess Benefit Plan is not funded, and benefit payments are made directly by the Company. Benefits under the Excess Benefit Plan are payable in the same form and according to the same general terms and conditions as benefits under the Retirement Plan. All employees who participate in the Retirement Plan whose benefits are limited by the provisions of the Code will receive restoration of benefits under the Excess Benefit Plan.

The following Pension Plan Table I shows the estimated annual lifetime benefits calculated on a straight-life annuity basis and payable under the AGL Resources Inc. Retirement Plan and the AGL Resources Inc. Excess Benefit Plan under the final average earnings formula to persons in specified compensation and years of service classifications upon retirement at age 65. Benefit amounts shown in the table below are based on assumed continued employment to age 65 and are subject to reductions for a portion of Social Security benefits.

PENSION PLAN TABLE I

Final Average Earnings Formula

Three-Year Average Earnings	Years of Service

	5	10	15	20	25	30

$ 100,000	$8,333	$16,667	$25,000	$33,333	$41,667	$50,000
150,000	12,500	25,000	37,500	50,000	62,500	75,000
200,000	16,667	33,333	50,000	66,667	83,333	100,000
250,000	20,833	41,667	62,500	83,333	104,167	125,000
300,000	25,000	50,000	75,000	100,000	125,000	150,000
350,000	29,167	58,333	87,500	116,667	145,833	175,000
400,000	33,333	66,667	100,000	133,333	166,667	200,000
450,000	37,500	75,000	112,500	150,000	187,500	225,000
500,000	41,667	83,333	125,000	166,667	208,333	250,000
550,000	45,833	91,667	137,500	183,333	229,167	275,000
600,000	50,000	100,000	150,000	200,000	250,000	300,000
650,000	54,167	108,333	162,500	216,667	278,833	325,000
700,000	58,333	116,667	175,000	233,333	291,667	350,000
750,000	62,500	125,000	187,500	250,000	312,500	375,000
1,000,000	83,333	166,667	250,000	333,333	416,667	500,000
1,250,000	104,167	208,333	312,500	416,667	520,833	625,000
1,500,000	125,000	250,000	375,000	500,000	625,000	750,000

The following Pension Plan Table II shows the estimated annual lifetime benefits calculated on a straight-life annuity basis and payable under the AGL Resources Inc. Retirement Plan and the AGL Resources Inc. Excess Benefit Plan under the career average earnings formula to persons in specified compensation and years of service classifications upon retirement at age 65. Benefit amounts shown in the table below are based on continued employment to age 65, assume a level Social Security wage base at the current rate, and assume that the career average earnings formula applies to all years of service.

PENSION PLAN TABLE II

Career Average Earnings Formula

Earnings Each Year of Service	Years of Service

	5	10	15	20	25	30

$ 100,000	$6,439	$12,878	$19,316	$25,755	$32,194	$38,633
150,000	10,189	20,378	30,566	40,755	50,944	61,133
200,000	13,939	27,878	41,816	55,755	69,694	83,633
250,000	17,689	35,378	53,066	70,755	88,444	106,133
300,000	21,439	42,878	64,316	85,755	107,194	128,633
350,000	25,189	50,378	75,566	100,755	125,944	151,133
400,000	28,939	57,878	86,816	115,755	144,694	173,633
450,000	32,689	65,378	98,066	130,755	163,444	196,133
500,000	36,439	72,878	109,316	145,755	182,194	218,633
550,000	40,189	80,378	120,566	160,755	200,944	241,133
600,000	43,939	87,878	131,816	175,755	219,694	263,633
650,000	47,689	95,378	143,066	190,755	238,444	286,133
700,000	51,439	102,878	154,316	205,755	257,194	308,633
750,000	55,189	110,378	165,566	220,755	275,944	331,133
1,000,000	73,939	147,878	221,816	295,755	369,694	443,633
1,250,000	92,689	185,378	278,066	370,755	463,444	556,133
1,500,000	111,439	222,878	334,316	445,755	557,194	668,633

The amounts shown in the Summary Compensation Table above do not include the Company’s contributions for the named executive officers in connection with the Retirement Plan or the Excess Benefit Plan. Such amounts are not and cannot be readily separated or individually calculated. The Company made an actuarially determined contribution of $10 million to the Retirement Plan for the plan year ended June 30, 2002. However, the Company did not make a contribution to the Retirement Plan for the short plan year of July 1, 2002 to December 31, 2002 (which resulted from the Retirement Plan’s change in plan year-end to December 31st effective with the plan year beginning on January 1, 2003).

As of the year ended December 31, 2002, the estimated years of benefit accrual service for each of the executive officers named in the Summary Compensation Table are as follows: Ms. Rosput and Mr. Shlanta, 4 years; and Messrs. O’Brien and Duszynski, 2 years. As of December 31, 2002, Mr. Madden was not yet eligible to participate in the Retirement Plan.

The Retirement Plan and the Excess Benefit Plan are administered by the Retirement Plan Administrative Committee appointed by the board of directors. The Bank of New York serves as Trustee of the Retirement Plan.

OTHER MATTERS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

Change in Control Agreements

All named executive officers have continuity agreements with the Company. The purpose of these agreements is to retain key management personnel and assure continued productivity of such personnel in the event of a change in control of the Company.

The continuity agreements define a “change in control” to generally mean the occurrence of any of the following events:

•	the acquisition by a person or group of persons of 10% or more of the voting securities of the Company;

•	the approval by the shareholders of a merger, business combination, or sale of 50% or more of the Company’s assets, the result of which is that less than 80% of the voting securities of the resulting corporation is owned by the former shareholders of the Company; or

•	the failure, during any two-year period, of incumbent directors to constitute at least a majority of the board of directors of the Company.

Generally, no benefits are provided under the continuity agreements for any type of termination that occurs before the Company’s announcement of its intention to engage in a transaction that is expected to result in a change in control, which we refer to as a “change in control transaction,” or for terminations that occur after such an announcement due to death, disability, voluntary termination without “good reason” or any termination for “cause,” which includes failure to perform duties and responsibilities and fraud or dishonesty. “Good reason” includes a material diminution of position or duties, adverse changes in compensation, adverse changes in benefits (unless all executives suffer the same changes), relocation to a location in excess of 35 miles from the location where the executive was based, and failure of a successor to assume the agreement.

Upon the announcement of a change in control transaction, the continuity agreements provide a severance benefit of three years of base salary and target annual incentive compensation to a named executive officer who experiences a qualifying termination. A named executive officer experiences a qualifying termination when such officer’s employment is involuntarily terminated without cause or voluntarily terminated for good reason. The severance benefit remains payable in connection with any qualifying termination that occurs through the second anniversary of the date of the consummation of the change in control.

The continuity agreements also provide a three-year continuation of medical, dental and life insurance benefits, full vesting of all long-term incentive compensation, payment of any forfeited matching contributions under the RSP Plan and NSP, and outplacement assistance. In addition, the continuity agreements provide that if the officer is age 50 or above, he or she will be deemed vested in the accrued benefits under the Retirement Plan, and if he or she is already vested, then he or she will be deemed to be age 55 for purposes of the Retirement Plan. The Company will pay any additional retirement benefit payable due to these provisions of the continuity agreements from general assets. The officers may also receive up to $100,000 of legal fees in connection with the enforcement of payouts under the continuity agreements.

If the payments to the Chief Executive Officer under the continuity agreement are subject to excise taxes under Code Section 4999, the Company will pay the Chief Executive Officer an additional amount equal to the excise tax, plus an amount equal to the state, federal and FICA taxes on the additional amount. If the payments under the continuity agreements for the other named executive officers exceed the base amount permitted under Code Section 280G(b)(3) by 10% or more, the Company will pay the affected officer an additional amount equal to the excise tax, plus an amount equal to the state, federal and FICA taxes on the additional amount.

Other Agreements

In connection with Mr. Duszynski’s employment as President and Chief Executive Officer of Sequent Energy Management, LP, AGL Services Company, a wholly-owned subsidiary of the Company, which we refer to as “AGSC,” and Mr. Duszynski entered into an employment agreement setting forth the terms and conditions of Mr. Duszynski’s employment. The agreement had an initial term of three and one-half years from April 1, 2001 and thereafter was to automatically extend for consecutive one-year terms unless either party gave notice to the other party of its intent for the agreement not to renew. In addition to setting forth basic terms of employment, including compensation, the agreement required AGSC to provide Mr. Duszynski with $1 million of term life insurance during the term of the agreement. The agreement imposes certain restrictions, both during and after the term of the agreement, on Mr. Duszynski’s ability to provide services to persons or entities that compete with AGSC or any of its affiliates, to solicit customers and employees of AGSC or its affiliates and to disclose confidential information of AGSC and its affiliates.

The agreement also provided that in the event Mr. Duszynski’s employment was terminated other than for cause (as defined in the agreement) or in the event Mr. Duszynski terminated his employment for good reason (as defined in the agreement) and upon Mr. Duszynski’s execution of a general release, he would be entitled to severance in an amount equal to the sum of (i) the greater of (a) 12 months of his monthly base salary then in effect or (b) the base salary payable for the remainder of the then remaining term of the agreement and (ii) a prorated portion of the annual incentive compensation that would otherwise have been payable to him for the year in which the termination occurred. In addition, upon termination by AGSC other than for cause, or upon termination by Mr. Duszynski for good reason, Mr. Duszynski and his covered dependents would be entitled to all employee benefits and the above-referenced life insurance until the later of (i) the date that is one year from the termination date or (ii) the last day of the then-remaining term of the agreement. The agreement provided that it would terminate immediately upon Mr. Duszynski’s death or disability (as defined in the agreement). In such event, the agreement provided that all employee benefits and the above-referenced life insurance would continue to be provided by AGSC to Mr. Duszynski and his covered dependents until the later of (i) one year following the termination date or (ii) the last day of the then-remaining term.

Mr. Duszynski’s employment terminated in November 2002. Mr. Duszynski has not executed a general release as described above. The Company and Mr. Duszynski have discussed a possible separation agreement but have not yet entered into a final agreement.

STOCK PERFORMANCE GRAPH

The following line graph and accompanying tabular presentation compare the cumulative 63 month shareholder return on common stock of the Company with the cumulative 63 month total return of companies in the Standard & Poor’s 500 Composite Stock Price Index and the Standard & Poor’s Utilities Index. The graph and table assume that $100 was invested on September 30, 1997 in common stock of the Company, the S&P 500 Index and the S&P Utilities Index and also assumes dividend reinvestment.

The information contained in the Stock Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

GENERAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and any person who owns more than 10% of the Company’s common stock to file reports of initial common stock ownership and changes in common stock ownership with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

To the Company’s knowledge, based solely on its review of the copies of such reports received by the Company and written representations that no other reports were required for those persons, during the 15-month period ended December 31, 2002, all filing requirements were met except for, due to a clerical error, one late report by Mr. Jepson with respect to a Form 4 to report the acquisition of shares in January 2002.

Information Regarding Change in Independent Auditors

The firm of Deloitte & Touche LLP, 191 Peachtree Street, Atlanta, Georgia 30303, served as the independent auditor for the Company and examined the financial statements of the Company for the calendar year ended December 31, 2002 and for the transition period ended December 31, 2001.

As a result of the Sarbanes-Oxley Act of 2002 and related regulations adopted and proposed by the SEC and the New York Stock Exchange, audit committees of public companies are now formally charged with the responsibility of evaluating, retaining and discharging a company’s independent auditors. The Company’s audit committee takes this responsibility very seriously and recently requested that its senior management evaluate and interview a limited number of national accounting firms, including its former independent auditors, Deloitte & Touche LLP.

As a result, the Company’s audit committee, on March 5, 2003, decided to dismiss Deloitte & Touche LLP the Company’s independent public accountants and to engage PricewaterhouseCoopers LLP, as of March 7, 2003, to serve as the Company’s independent public accountants for the fiscal year ended December 31, 2003.

Deloitte’s reports on the Company’s consolidated financial statements for the fiscal year ended September 30, 2001, the transition period ended December 31, 2001 and the fiscal year ended December 31, 2002, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal year ended September 30, 2001, the transition period ended December 31, 2001, the fiscal year ended December 31, 2002 and through March 10, 2003 (the date the Company filed a report on Form 8-K disclosing its decision to no longer engage Deloitte & Touch LLP), there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on AGL Resources’ consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s fiscal year ended September 30, 2001, the transition period ended December 31, 2001, the fiscal year ended December 31, 2002 and through March 10, 2003, the Company did not consult PricewaterhouseCoopers with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Representatives of PricewaterhouseCoopers LLP and Deloitte & Touche LLP will attend the annual meeting with the opportunity to make a statement if they so desire and will also be available to answer appropriate questions.

Audit Fees, Financial Information Systems Design and Implementation Fees, and All Other Fees.

During October 1, 2001 to December 31, 2002, Deloitte & Touche LLP billed the Company fees in the aggregate amount of approximately $1,267,314. Of this amount, approximately $81,700 related to fees for the audit of the transition period ended December 31, 2001 and review of the financial statements included in the Form 10-Q report that the Company filed with the SEC in the transition period, and approximately $592,000 related to fees for the audit of the twelve months ended December 31, 2002 and reviews of the financial statements included in the three Form 10-Q reports that the Company filed with the SEC in calendar 2002.

Deloitte & Touche did not provide any professional services to us for financial information systems design and implementation during the twelve months ended December 31, 2002 or in the transition period ended December 31, 2001.

The aggregate fees that Deloitte & Touche billed us for all other services that it rendered to us were $323,999 during calendar 2002 and $269,615 during the transition period ended December 31, 2001. These fees were for services that auditors traditionally provide, including audits of employee benefit plans, income tax consulting services and regulatory consulting services. Deloitte & Touche billed for services provided in connection with the Georgia Public Service Commission’s (GPSC) earnings review of Atlanta Gas Light Company, which was initiated by the GPSC in August 2001. The Audit Committee has considered whether the provision of the services covered by this paragraph was compatible with maintaining Deloitte & Touche’s independence and has determined that it was.

2002 Annual Report

A copy of our 2002 annual report is enclosed. The annual report, which contains financial and other information about the Company, is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

ANNEX A

STANDARDS FOR DETERMINING DIRECTOR INDEPENDENCE

I.    General Board Member Independence

Relationships that may prevent a director from being deemed “independent”:

•	A director may not be deemed independent if he or she has had within the past fiscal year, or is expected to have during the current fiscal year, transactions with the Company or any of its subsidiaries in which the aggregate amount involved exceeded, or is expected to exceed, $60,000.

•	A director may not be deemed independent if he or she within the past fiscal year has been an executive officer, or owner (of record or beneficially in excess of ten percent equity interest), of any business or professional entity:

•	that has made during the Company’s last full fiscal year, or proposes to make during the Company’s current fiscal year, aggregate payments to the Company or its subsidiaries for property or services in excess of one percent of (i) the Company’s consolidated gross revenues for its last full fiscal year, or (ii) the other entity’s consolidated gross revenues for its last full fiscal year;

•	to which the Company and its subsidiaries, collectively, have made during the Company’s last full fiscal year, or propose to make during the Company’s current fiscal year, aggregate payments for property or services in excess of one percent of (i) the Company’s consolidated gross revenues for its last full fiscal year, or (ii) the other entity’s consolidated gross revenues for its last full fiscal year;

•	to which the Company and its subsidiaries, collectively, were indebted at the end of the Company’s last full fiscal year, in an aggregate amount in excess of five percent of the Company’s total consolidated assets at the end of such fiscal year;

•	A director may not be deemed independent if he or she within the past fiscal year has been a member of, or of counsel to, a law firm that the issuer has retained during the last fiscal year or proposes to retain during the current fiscal year to which the Company and its subsidiaries, collectively, have made during the Company’s last full fiscal year, or proposes to make during the Company’s current fiscal year, aggregate payments for services in excess of one percent of (i) the Company’s consolidated gross revenues for its last full fiscal year, or (ii) the law firm’s consolidated gross revenues for its last full fiscal year;

•	A director may not be deemed independent if he or she within the past fiscal year has been a partner or executive officer of any investment banking firm that has performed services for the Company or any of its subsidiaries, other than as a participating underwriter in a syndicate, during the Company’s last full fiscal year, or that the Company or any of its subsidiaries propose to have perform services during the Company’s current fiscal year, in exchange for aggregate compensation in excess of one percent of (i) the Company’s consolidated gross revenues for its last full fiscal year, or (ii) the investment banking firm’s consolidated gross revenues for its last full fiscal year;

•

A director may not be deemed independent if he or she within the past fiscal year has been, or during the current fiscal year is expected to be, an officer, director or trustee of a charitable organization to which the Company has made, during its last

A-1

fiscal year or proposes to make during its current fiscal year charitable contributions in an aggregate amount in excess of (i) one percent of the Company’s consolidated gross revenues for its last full fiscal year or (ii) five percent of such charitable organization’s total charitable receipts for its last fiscal year.

Other relationships that prevent a director from being deemed “independent”:

•	A director will not be deemed independent if he or she within the past five years has been:

•	an employee(1) of the Company or any of its subsidiaries or if, within the past five years, any member of the director’s immediate family(2) has been an officer(3) of the Company or any of its subsidiaries;

•	an employee or affiliate of the present or former auditor of the Company or its affiliates (director cannot be deemed independent until at least five years after the end of the employment/affiliation or the auditing relationship);

•	a part of an “interlocking directorate” in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs the director or an immediate family member of the director.

(1)	A director who served as an interim Chairman or CEO may be excluded from the definition of “former employee.”

(2)	“Immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and anyone other than employees who live in the person’s home.

(3)	“Officers” as defined under NYSE listing standards has the same definition as in Rule 16a-1(f) under the Securities Exchange Act of 1934 (i.e., officers identified by the board of directors as “executive officers” for purposes of Section 16 of the 1934 Act).

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ANNEX B

AGL RESOURCES INC.

AUDIT COMMITTEE

CHARTER

The Audit Committee (the “Committee”) of AGL Resources Inc., a Georgia corporation (the “Company”), is a committee of the Board of Directors of the Company. Its primary function is to assist the Board in fulfilling its oversight responsibilities. The Committee shall monitor (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function and the independent auditor. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and has the authority to retain outside legal, accounting or other advisors, at the expense of the Company, to advise the Committee. The Committee shall produce an annual report for inclusion in the Company’s proxy statement for the annual meeting of stockholders, in accordance with applicable rules and regulations. The composition and responsibilities of the Committee are described in this Audit Committee Charter (the “Charter”).

I.    Composition

In accordance with Article III of the Bylaws of the Company, the Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate an Audit Committee. The Committee shall consist of four (4) or more Directors. The Committee shall be composed entirely of independent, non-employee Directors of the Company, in accordance with applicable rules and regulations. Each member of the Committee shall be financially literate, as defined by applicable rule or regulation and by the Board of Directors, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. Additionally, the Board will ensure that at least one member of the Committee will have accounting or related financial management expertise and will qualify as a financial expert as defined by the Securities and Exchange Commission.

The members of the Committee shall serve at the pleasure of the Board of Directors or until their successors shall be duly designated. Vacancies in the Committee shall be filled by the Board of Directors.

II.    Responsibilities

The Audit Committee, subject to approval by the entire Board of Directors, where appropriate, shall:

1.	Provide an open avenue of communication among the Board of Directors, the internal auditors, and the independent auditor for the Company.

2.	Review with the Internal Audit Director and the independent auditor the coordination of the internal and independent audit efforts.

3.	Review with management, the independent auditor and the internal auditors, as appropriate, audit policies and procedures and the scope and extent of audits. In consultation with management, the independent auditor, and the internal auditors, consider the integrity of the Company’s financial reporting processes and controls.

4.	Retain and terminate the Company’s independent auditor, with sole authority to pre-approve, to the extent required by applicable law, all audit engagement fees and terms, as well as all non-audit engagements with the independent auditor. In accordance with applicable law, the Committee may delegate this authority to one or more designated members of the Committee; provided that any such decision made pursuant to the foregoing delegation of authority shall be presented to the Committee at its next regularly scheduled meeting.

5.	Oversee the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for purposes of preparing or issuing an audit report or related work. Such independent auditor shall report directly to the Committee.

6.	Review and concur in the appointment, replacement, reassignment, or dismissal of the Internal Audit Director for the Company. Confirm the functional independence of the internal auditors by assuring that the Internal Audit Charter requires the Internal Audit Department to function independently and by inquiring of the Internal Audit Director regarding Internal Audit’s functional independence.

7.	Discuss with management, the Internal Audit Director and the independent auditor the Company’s policies with respect to risk assessment and risk management. Review and discuss the steps management has taken to identify, monitor, control and report the Company’s major financial risks.

8.	Review with the Chief Compliance Officer the status of the Company’s compliance program and any compliance-related issues arising within the Company. Review and approve procedures established by management for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Review with the Internal Audit Director and the Chief Compliance Officer the results of Internal Audit’s review of the Company’s monitoring of compliance with the Company’s Code of Conduct.

9.	Consider and review with management and with the Internal Audit Director:

a.	Significant findings during the year and management’s responses thereto.

b.	Any difficulties encountered in the course of Internal Audit’s reviews, including any restrictions on the scope of their work or in access to required information.

c.	Any significant changes to the audit plan of Internal Audit.

d.	Any significant issues related to the budget and staffing of Internal Audit.

e.	Any changes to the Charter of Internal Audit.

10.	Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of such matters by the internal auditors or by the independent auditor.

11.	Report Committee actions to the Board of Directors, at the Board’s next regularly scheduled meeting following such actions, with such recommendations as the Committee may deem appropriate.

12.	Perform such other duties and responsibilities as required by law or as authorized or required by the Bylaws of the Company or by the Board of Directors.

13.	At least quarterly, meet with the Internal Audit Director, the Chief Compliance Officer, the Chief Financial Officer, the

independent auditor, and any members of management with whom it would like to meet in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

14.	Meet quarterly with management and the independent auditor, to discuss: (i) in the case of the first quarter of each fiscal year, the annual audited financial statements for the prior fiscal year, including footnotes; (ii) in the case of all other quarters, the unaudited quarterly financial results prior to the release of earnings and/or the quarterly financial statements prior to filing or distribution; including, in each case, a discussion of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Discuss earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies.

15.	Review, at least annually, with financial management and/or the independent auditor the adequacy of internal accounting procedures and controls, including a review of the evaluation of the Company’s internal controls and discuss significant items with management. Review quarterly any deficiencies in the design or operation of internal controls or any material weaknesses in internal controls that are reported to the Committee by financial management, the Internal Audit Director or the independent auditor.

16.	Review with management the report by the independent auditor required under §204 of the Sarbanes-Oxley Act of 2002 addressing: (i) critical accounting policies and practices to be used, (ii) alternative treatments of financial information within generally accepted accounting principles and ramifications of the use of such alternative treatments and the treatment preferred by the independent auditor and (iii) other material written communications between the independent auditor and management.

17.	Annually review the qualifications, independence and performance of the independent auditor and present its conclusions to the Board of Directors. As part of such annual review, obtain and review a written report by the independent auditor describing: all relationships between the independent auditor and the Company; the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor; and any steps taken to deal with any such issues. Discuss with the independent auditor all significant relationships it has with the Company that could impair the auditor’s independence. Discuss with the independent auditor any legally required audit partner rotation. Discuss with management the qualifications, independence and performance of the independent auditor, including specifically the lead audit partner.

18.	Review with management and the independent auditor at the completion of the examination of the annual financial statements:

a.	The independent auditor’s audit of the financial statements and their report thereon.

b.	Passed audit adjustments.

c.	Any significant changes required in the independent auditor’s audit plan.

d.	Any serious difficulties or disputes with management encountered during the course of the independent auditor’s audit and management’s response thereto.

e.	Other matters related to the conduct of the independent auditor’s audit which are to be communicated to the Audit Committee under auditing standards generally accepted in the United States of America.

f.	The responsibilities, budget and staffing of the Company’s internal audit function.

19.	Establish and review, at least annually, policies dealing with the Company’s ability to hire current or former employees of the independent auditor.

20.	Report regularly to the Board of Directors, after the close of each fiscal year but prior to the Company’s annual meeting of stockholders, any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditor, the performance of the internal audit function, or whatever it deems appropriate concerning the activities of the Committee.

21.	Report annually to the shareholders, describing the Audit Committee’s composition and responsibilities, and any other information required by applicable rule or regulation to be communicated.

22.	At least annually, review the Audit Committee’s Charter, evaluate the performance of the Committee, and confirm that all responsibilities outlined in this Charter have been carried out.

The Committee shall meet at least quarterly. During each meeting, the Committee shall have the opportunity to meet in executive sessions with the independent auditor, the Internal Audit Director and the Chief Compliance Officer. The Committee may ask members of management or others to attend its meetings and to provide pertinent information as necessary.

III.    Reporting

The Committee shall keep written minutes of each meeting, which shall set forth the Committee’s actions as required by the Committee Charter, and shall be duly filed in the Company’s records. Reports of meetings of the Committee shall be made to the Board of Directors at its next regularly scheduled meeting following the Committee meeting, accompanied by any recommendations to the Board of Directors approved by the Committee.

IV.    Compensation

Director’s fees are the only compensation an Audit Committee member may receive from the Company.

I-75
I-85
14 St NW
W. Peachtree St.
10 St NW
TEN PEACHTREE PLACE
Piedmont
Spring St.
5 St NW
North Ave.
Atlanta
I-20
I-20
I-75
AGL Resources'
2003 Shareholders Meeting
Ten Peachtree Place
Atlanta, Georgia 30309

From Downtown Atlanta – Traveling north on I-75/I-85 take exit 250,10th-14th Street/ Georgia Tech. At the first traffic light, turn right onto 10th Street and almost immediately turn right onto Spring Street (one way), staying in the far left lane. Turn left onto Peachtree Place and parking will be on your right.

From North Atlanta – Traveling south on I-75 or I-85 take the 10th-14th Street/Techwood Drive exit. At the first traffic light, turn left onto 14th Street, driving over the Interstate. At the next light, turn right onto Spring Street (one way). Proceed south on Spring Street. Immediately past 10th Street, turn left onto Peachtree Place and parking will be on your right.

Public transportation is conveniently available via the Midtown MARTA station, located immediately adjacent to Ten Peachtree Place.

AGL Resources

ADMISSION TICKET

AGL Resources Inc.
2003 Annual Meeting of Shareholders
April 16, 2003 10:00 a.m.
Ten Peachtree Place
Atlanta, Georgia 30309

Revocable Proxy

COMMON STOCK

AGL RESOURCES INC.

Ten Peachtree Place, Atlanta, Georgia 30309

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS.

The undersigned hereby appoints Paula G. Rosput, Richard T. O’Brien and Paul R. Shlanta, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of AGL Resources Inc. (the “Company”) that the undersigned is entitled to vote at the 2003 Annual Meeting of Shareholders of the Company, to be held at Ten Peachtree Place, Atlanta, Georgia, on Wednesday, April 16, 2003, at 10:00 a.m., local time, and at any and all adjournments thereof, as set forth on the reverse side.

Receipt of the Notice of the Annual Meeting, the accompanying Proxy Statement, and the 2002 Annual Report to Shareholders hereby is acknowledged.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTPAID ENVELOPE.

Please mark, date, and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer or partner.

HAS YOUR ADDRESS CHANGED? IF	DO YOU HAVE ANY COMMENTS? IF
SO PRINT NEW ADDRESS BELOW:	SO, INCLUDE BELOW:

DETACH CARD

AGL RESOURCES INC.

Ten Peachtree Place

Atlanta, Georgia 30309

Dear Shareholder:

Your vote is important, and you are strongly encouraged to exercise your right to vote your shares.

1.    Vote by Mail—complete, sign, date and return the proxy card in the enclosed postage-paid envelope;

2.    Vote by Telephone—use the toll-free number and follow the instructions on the back of this page; or

3.    Vote by Internet—use the website and follow the instructions on the back of this page.

On behalf of the Board of Directors, we urge you to vote in one of these three ways, as soon as possible, even if you currently plan to attend the Annual Meeting.

Please note that we will require shareholders to present the enclosed ticket for admission to the Annual Meeting.

Thank you in advance for your prompt response.

Sincerely,

AGL Resources Inc.

☒     PLEASE MARK VOTES AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE BELOW-LISTED PROPOSAL.

1.	Elect as directors the three nominees listed below:

Charles R. Crisp

Wyck A. Knox, Jr.

Dennis M. Love

☐    FOR ALL NOMINEES                 ☐    WITHHOLD FROM ALL NOMINEES

☐    FOR ALL EXCEPT:

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee’s name(s) in the space provided above).

AGL RESOURCES INC.

COMMON STOCK

Mark box at right if you plan to attend the Annual Meeting.     ☐

Mark box at right if comments or an address change has been noted on the reverse side of this card.     ☐

When properly executed, this proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” the proposal listed on this proxy card.

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any and all adjournments thereof.

If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

Signature: Date:	Signature: Date:

DETACH CARD

AGL RESOURCES INC.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

Vote by Internet

1.    Log on to the Internet and go to http://www.eproxyvote.com/atg

2.    Enter your Voter Control Number listed above and follow the easy steps outlined on the secured web site.

OR

Vote by Telephone

1.    Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.    Enter your Voter Control Number listed above and follow the easy recorded instructions.

IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE DO NOT MAIL YOUR CARD.

Revocable Proxy

RETIREMENT SAVINGS PLUS PLAN

AGL RESOURCES INC.

Ten Peachtree Place, Atlanta, Georgia 30309

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS.

The undersigned hereby appoints AMVESCAP National Trust Company, which acts as Trustee for the AGL Resources Inc. Retirement Savings Plus Plan (the “RSP Plan”), as proxy, to act for and in the name of the undersigned, to vote all shares of Common Stock of AGL Resources Inc. (the “Company”) that have been allocated to the account of the undersigned under the RSP Plan, at the 2003 Annual Meeting of Shareholders of the Company, to be held at Ten Peachtree Place, Atlanta, Georgia, on Wednesday, April 16, 2003, at 10:00 a.m., local time, and at any and all adjournments thereof, as set forth on the reverse side.

Under the terms of the RSP Plan, only the Trustee of the plan can vote the shares allocated to the accounts of the participants, even if such participants or their beneficiaries attend the Annual Meeting in person.

Receipt of the Notice of the Annual Meeting, the accompanying Proxy Statement, and the 2002 Annual Report to Shareholders hereby is acknowledged.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTPAID ENVELOPE.

Please mark, date, and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer or partner.

HAS YOUR ADDRESS CHANGED? IF	DO YOU HAVE ANY COMMENTS? IF
SO PRINT NEW ADDRESS BELOW:	SO, INCLUDE BELOW:

DETACH CARD

AGL RESOURCES INC.

Ten Peachtree Place

Atlanta, Georgia 30309

Dear Shareholder:

Your vote is important, and you are strongly encouraged to exercise your right to vote your shares.

1.    Vote by Mail—complete, sign, date and return the proxy card in the enclosed postage-paid envelope;

2.    Vote by Telephone—use the toll-free number and follow the instructions on the back of this page; or

3.    Vote by Internet—use the website and follow the instructions on the back of this page.

On behalf of the Board of Directors, we urge you to vote in one of these three ways, as soon as possible, even if you currently plan to attend the Annual Meeting.

Please note that we will require shareholders to present the enclosed ticket for admission to the Annual Meeting.

Thank you in advance for your prompt response.

Sincerely,

AGL Resources Inc.

6

☒     PLEASE MARK VOTES AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE BELOW-LISTED PROPOSAL.

1.	Elect as directors the three nominees listed below:

Charles R. Crisp

Wyck A. Knox, Jr.

Dennis M. Love

☐    FOR ALL NOMINEES                 ☐    WITHHOLD FROM ALL NOMINEES

☐    FOR ALL EXCEPT:

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee’s name(s) in the space provided above).

AGL RESOURCES INC.

RSP PLAN

Mark box at right if you plan to attend the Annual Meeting.     ☐

Mark box at right if comments or an address change has been noted on the reverse side of this card.     ☐

When properly executed, this proxy card will be voted as directed. If no proxy card is received or a proxy card is received without instructions for voting, the proxy will vote the RSP Plan shares according to the instructions of the Administrative Committee of the plan “FOR” the proposal listed on this proxy card.

In its discretion, the proxy is authorized to vote upon such other business as properly may come before the Annual Meeting and any and all adjournments thereof. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxy in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

If you also own shares otherwise than under the RSP Plan, you may vote such other shares by proxy by following the instructions on the proxy card for such other shares.

Signature: Date:	Signature: Date:

DETACH CARD

AGL RESOURCES INC.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

Vote by Internet

1.    Log on to the Internet and go to http://www.eproxyvote.com/atg

2.    Enter your Voter Control Number listed above and follow the easy steps outlined on the secured web site.

OR

Vote by Telephone

1.    Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.    Enter your Voter Control Number listed above and follow the easy recorded instructions.

IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE DO NOT MAIL YOUR CARD.